Exhibit 99.1
PRESS RELEASE

Financial Contact:	Media Contact:
Robert A. Milligan	Kristen Armstrong
Chief Financial Officer	Vice President - Administration
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com

Healthcare Trust of America, Inc. to Hold 2020 Annual Meeting of Stockholders in Virtual Format

SCOTTSDALE, ARIZONA, May 27, 2020 - Healthcare Trust of America, Inc. (NYSE:HTA), the largest dedicated owner and operator of medical office buildings in the United States, announced today that in light of the ongoing guidance from local, state and federal governments related to the public health threat of the coronavirus (COVID-19) pandemic and in support of the health and well-being of its stockholders, associates and community, its Annual Meeting of Stockholders, scheduled for Tuesday, July 7, 2020, at 9:00 a.m. local time will be held in a virtual meeting format only and stockholders will not be able to attend in person. Stockholders of record as of the record date, April 15, 2020, will be able to listen, vote and submit questions by visiting www.virtualshareholdermeeting.com/HTA2020, which will be active approximately 14 days prior to the date of the annual meeting. To enter the virtual annual meeting website, a stockholder will need the 16-digit control number which may be found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable, provided with the Company’s previously distributed proxy materials.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be set forth in the rules of conduct, which stockholders can view at the Annual Meeting website. For technical support related to the virtual Annual Meeting, stockholders may contact Broadridge for assistance at the number that will be posted on the Annual Meeting website.

Regardless of Annual Meeting attendance, the Company recommends that stockholders vote in advance of the Annual Meeting by one of the methods described in the proxy materials. The proxy card or voting instruction form included with the proxy materials that were previously distributed to stockholders will not be updated to reflect the change in location, but stockholders may continue to use this proxy card to vote shares in connection with the Annual Meeting.

About HTA
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings in the United States, comprising approximately 24.9 million square feet of GLA, with $7.3 billion invested primarily in medical office buildings as of March 31, 2020. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.

Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.